Exhibit 99.1

Revolve Group Announces Third Quarter 2025 Financial Results

Los Angeles, CA – November 4, 2025 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Financial Summary

	Three Months Ended September 30,
	2025	2024	YoY Change
	(in thousands, except percentages)
Net sales	$295,631	$283,146	4%
Gross profit	$161,516	$144,867	11%
Gross margin	54.6%	51.2%
Net income	$21,179	$10,751	97%
Adjusted EBITDA (non-GAAP financial measure)	$25,347	$17,503	45%
Net cash provided by operating activities	$11,818	$9,052	31%
Free cash flow (non-GAAP financial measure)	$6,627	$6,171	7%

Operational Metrics

	Three Months Ended September 30,
	2025	2024	YoY Change
	(in thousands, except average order value and percentages)
Active customers (trailing 12 months)	2,747	2,628	5%
Total orders placed	2,300	2,200	5%
Average order value	$306	$303	1%

"We had a very solid third quarter, highlighted by exceptional gross margin performance that drove an 11% increase in gross profit year-over-year and a 45% increase in Adjusted EBITDA to $25 million, our highest ever for a third quarter,” said co-founder and co-CEO Mike Karanikolas. “Particularly in the current tariff environment, I am extremely pleased by our nearly 350 basis point increase in gross margin year-over-year that further validates the competitive advantages of our data-driven merchandising and puts us on track to expand our gross margin and Adjusted EBITDA margin in the full year 2025 for the second straight year.”

“At a time when the dynamic operating environment has forced key competitors to dial back investment, our healthy cash flow and rock-solid balance sheet, highlighted by a cash balance of $315 million, enables us to continue to invest in exciting long-term initiatives such as international expansion, development of new owned brands, further leveraging AI technology, and the physical retail opportunity that we believe positions us to accelerate our market share capture and achieve profitable growth for years to come,” said co-founder and co-CEO Michael Mente.

Additional Third Quarter 2025 Metrics and Results Commentary

•
Trailing 12-month active customers grew to 2,747,000 as of September 30, 2025, an increase of 5% year-over-year.
•
Net sales were $295.6 million, a year-over-year increase of 4%.
•
Gross profit was $161.5 million, a year-over-year increase of 11%.
•
Gross margin was 54.6%, an increase of 347 basis points year-over-year. The increase primarily reflects shallower markdowns within the markdown sales, a higher mix of full price sales year-over-year and increased margins on these sales, and a higher mix of Owned Brand net sales that carry higher margins than third-party brands.
•
Fulfillment costs were $9.8 million, or 3.3% of net sales, compared to $9.3 million, or 3.3% of net sales, in the third quarter of 2024.
•
Selling and distribution costs were $51.7 million, or 17.5% of net sales, compared to $47.9 million, or 16.9% of net sales, in the third quarter of 2024. The reduced efficiency year-over-year as a percentage of net sales primarily reflects a higher proportion of returned purchases and higher shipping rates year-over-year, partially offset by an increase in average order value.
•
Marketing costs were $40.4 million, or 13.7% of net sales, compared to $39.5 million, or 14.0% of net sales, in the third quarter of 2024. The increased efficiency year-over-year as a percentage of net sales reflects increased efficiencies in our marketing investments across both performance marketing and brand marketing.
•
General and administrative costs were $38.6 million, or 13.0% of net sales, compared to $33.9 million, or 12.0% of net sales, in the third quarter of 2024. The decreased efficiency year-over-year as a percentage of net sales primarily reflects our increased investment in strategic growth initiatives and a $1.0 million increase in non-routine costs year-over-year.
•
Net income was $21.2 million, a year-over-year increase of 97%, and included an insurance recovery of $4.5 million ($3.4 million, net of taxes) within other income, net.
•
Adjusted EBITDA was $25.3 million, a year-over-year increase of 45%, that primarily reflects a year-over-year increase in net sales and gross profit combined with increased year-over-year efficiency in our marketing investments, partially offset by increased general and administrative expenses and reduced efficiency in selling and distribution costs year-over-year.
•
Diluted earnings per share (EPS) was $0.29, a year-over-year increase of 93% from $0.15 in the third quarter of 2024. EPS for the third quarter of 2025 included the insurance recovery mentioned above equivalent to approximately $0.05 per diluted share.

Additional Net Sales Commentary

•
REVOLVE segment net sales were $254.6 million, a year-over-year increase of 5%.
•
FWRD segment net sales were $41.0 million, a year-over-year increase of 3%.
•
Domestic net sales were $231.4 million, a year-over-year increase of 4%.
•
International net sales were $64.2 million, a year-over-year increase of 6%.

Cash Flow and Balance Sheet

•
Net cash provided by operating activities was $11.8 million for the quarter and $69.6 million for the nine months ended September 30, 2025, a year-over-year increase of 31% and 206%, respectively, compared to the three and nine months ended September 30, 2024.
•
Free cash flow was $6.6 million for the quarter, a year-over-year increase of 7%, primarily due to increased net income year-over-year, partially offset by increased capital expenditures related to the build out of our retail store in Los Angeles. For the nine months ended September 30, 2025, free cash flow was $59.0 million, an increase of 265% year-over-year that primarily reflects increased net income and favorable movements in working capital, partially offset by increased capital expenditures year-over-year.
•
Stock repurchases were $0.3 million for the third quarter ended September 30, 2025, exclusive of broker fees and excise taxes. We repurchased 14,612 shares of our Class A common stock during the third quarter at an average cost of $19.36 per share. $55.6 million remained available under our $100 million stock repurchase program as of September 30, 2025.
•
Cash and cash equivalents: The cash flow generation has further strengthened our balance sheet and liquidity. Cash and cash equivalents as of September 30, 2025 were $315.4 million, an increase of $4.7 million, or 2%, from $310.7 million as of June 30, 2025, and an increase of $62.6 million, or 25%, from $252.8 million as of September 30, 2024. Our balance sheet as of September 30, 2025 remains debt free.
•
Inventory as of September 30, 2025 was $238.8 million, a decrease of $1.2 million, or 1%, year-over-year, from the inventory balance of $240.0 million as of September 30, 2024.

Additional trend information regarding Revolve Group’s third quarter of 2025 financial results and operating metrics is available in the Q3 2025 Financial Highlights presentation available on our investor relations website: https://investors.revolve.com/events-and-presentations

Results Since the End of the Third Quarter of 2025

Net sales in October 2025 increased by a mid-single digit percentage year-over-year.

2025 Business Outlook

Based on information available to us as of November 4, 2025, we are providing the following guidance for the fourth quarter and full year ending December 31, 2025.

Our outlook takes into account our assessment of the current macroeconomic environment and related cost pressures and potential headwinds to consumer spending, including, but not limited to, tariffs, inflationary pressures, supply chain disruptions and foreign currency volatility. Importantly, our outlook for gross margin is based on the current level of tariffs as of November 4, 2025 and our estimate of the impact of mitigating activities that we are currently undertaking or will undertake. However, actual gross margin will be particularly susceptible to variability based on the timing and level of tariffs that will ultimately be in effect during relevant periods, as well as the potential impact from mitigating activities that we are undertaking or may undertake.

	Updated FY 2025 Outlook	Prior FY 2025 Outlook
Gross margin	53.5%	52.1% to 52.6%
Fulfillment expenses	3.2% of net sales	3.1% to 3.2% of net sales
Selling and distribution expenses	17.3% of net sales	17.2% to 17.5% of net sales
Marketing expenses	14.6% of net sales	14.8% to 15.0% of net sales
General and administrative expenses	$153.5 million	$152 million to $154 million
Effective tax rate	27% to 28%	28% to 29%

Fourth Quarter 2025 Outlook
Gross margin	53.1% to 53.6%
Fulfillment expenses	3.3% of net sales
Selling and distribution expenses	17.6% of net sales
Marketing expenses	15.0% of net sales
General and administrative expenses	$38.7 million

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (888) 596-4144 within the United States or (646) 968-2525 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 2756104. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 770-2030 within the United States or (609) 800-9909 outside the United States. The replay conference ID is 2756104.

Forward-Looking Statements

This press release contains ''forward-looking statements'' within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our growth prospects, market share gains and business initiatives, and our outlook for the fourth quarter and full year of 2025. Forward-looking statements include statements containing words such as "expect," "anticipate," "believe," "project," "will" and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to changing economic conditions and their impact on consumer demand and our business; the effects of tariffs and our efforts to mitigate such effects; demand for our products; the investment in long-term initiatives such as international expansion, development of owned brands, AI technology and our physical retail stores; supply chain challenges; inflationary pressures; wars and conflicts in Ukraine/Russia, Israel/Gaza and the Middle East; other geopolitical tensions; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; our ability to source goods in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; the impact of public health crises on our business, operations and financial results; the effect of claims, lawsuits, government investigations, other legal or regulatory proceedings or commercial or contractual disputes; and other risks and uncertainties included under the caption "Risk Factors" and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2024 and our subsequent Quarterly Reports on Form 10-Q, including for the quarter ended September 30, 2025, which we expect to file with the SEC on November 4, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items and may include other expenses, costs and non-recurring items.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other income, net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense, certain transaction costs and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment, and purchases of rental product, net of proceeds from the sale of rental product. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products.

Total Orders Placed

We define total orders placed as the total number of orders placed by our customers, prior to product returns, across our platform in any given period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product assortment. Average order value varies depending on the site through which we sell merchandise, the mix of product categories sold, the number of units in each order, the percentage of sales at full price, and for sales at less than full price, the level of markdowns.

About Revolve Group, Inc.

Revolve Group, Inc. (NYSE: RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories, beauty and home products. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers and more than 1,000 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through FWRD, we offer an assortment of curated and elevated iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Karla Otto

revolveus@karlaotto.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$295,631	$283,146	$901,311	$836,183
Cost of sales	134,115	138,279	418,447	397,208
Gross profit	161,516	144,867	482,864	438,975
Operating expenses:
Fulfillment	9,839	9,268	29,025	27,933
Selling and distribution	51,705	47,930	155,455	146,810
Marketing	40,429	39,510	129,940	123,850
General and administrative	38,552	33,906	114,762	100,366
Total operating expenses	140,525	130,614	429,182	398,959
Income from operations	20,991	14,253	53,682	40,016
Other income, net	(7,310)	(192)	(5,290)	(9,784)
Income before income taxes	28,301	14,445	58,972	49,800
Provision for income taxes	7,122	3,694	16,376	12,799
Net income	21,179	10,751	42,596	37,001
Less: Net loss attributable to non-controlling interest	—	220	563	220
Net income attributable to Revolve Group, Inc. stockholders	$21,179	$10,971	$43,159	$37,221
Earnings per share of Class A and Class B common stock:
Basic	$0.30	$0.16	$0.61	$0.53
Diluted	$0.29	$0.15	$0.60	$0.52
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	71,302	70,673	71,282	70,802
Diluted	72,003	71,523	72,062	71,524

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$315,427	$256,600
Accounts receivable, net	21,108	10,338
Inventory	238,833	229,244
Income taxes receivable	—	1,195
Prepaid expenses and other current assets	62,755	63,711
Total current assets	638,123	561,088
Property and equipment (net of accumulated depreciation of $25,109 and $22,230 as of September 30, 2025 and December 31, 2024, respectively)	13,578	8,937
Right-of-use lease assets	30,983	36,259
Intangible assets, net	2,309	2,294
Goodwill	2,042	2,042
Other assets	27,362	18,067
Deferred income taxes	36,860	36,860
Total assets	$751,257	$665,547
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$61,992	$45,098
Income taxes payable	2,349	4
Accrued expenses	42,871	38,524
Returns reserve	71,722	69,661
Current lease liabilities	10,223	9,066
Other current liabilities	46,825	33,744
Total current liabilities	235,982	196,097
Non-current lease liabilities	25,068	31,665
Total liabilities	261,050	227,762
Stockholders’ equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of September 30, 2025 and December 31, 2024; 40,415,438 and 39,699,150 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	40	40
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of September 30, 2025 and December 31, 2024; 30,918,796 and 31,501,330 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	31	32
Additional paid-in capital	140,601	133,046
Retained earnings	349,535	305,070
Non-controlling interest	—	(403)
Total stockholders’ equity	490,207	437,785
Total liabilities and stockholders’ equity	$751,257	$665,547

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2025	2024
Operating activities:
Net income	$42,596	$37,001
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,395	3,501
Rental product depreciation	1,324	416
Gain on sale of rental product	(222)	—
Equity-based compensation	7,414	6,751
Loss on disposal of subsidiary	2,425	—
Bargain purchase gain	—	(1,883)
Changes in operating assets and liabilities:
Accounts receivable	(10,770)	878
Inventories	(10,541)	(33,704)
Income taxes receivable	1,195	(2,433)
Prepaid expenses and other current assets	968	(11,006)
Other assets	(8,362)	(459)
Accounts payable	17,429	12,567
Income taxes payable	2,345	674
Accrued expenses	4,504	(2,506)
Returns reserve	2,061	12,407
Right-of-use lease assets and current and non-current lease liabilities	1	(592)
Other current liabilities	13,821	1,162
Net cash provided by operating activities	69,583	22,774
Investing activities:
Purchases of property and equipment	(8,306)	(3,819)
Purchases of rental product	(3,569)	(2,781)
Proceeds from sale of rental product	1,330	—
Cash divested upon disposal of subsidiary	(1,657)	—
Cash paid for acquisition	—	(427)
Net cash used in investing activities	(12,202)	(7,027)
Financing activities:
Proceeds from the exercise of stock options, net of tax withholdings on share-based payment awards	141	890
Repurchases of Class A common stock	(2,024)	(11,876)
Net cash used in financing activities	(1,883)	(10,986)
Effect of exchange rate changes on cash and cash equivalents	3,329	2,631
Net increase in cash and cash equivalents	58,827	7,392
Cash and cash equivalents, beginning of period	256,600	245,449
Cash and cash equivalents, end of period	$315,427	$252,841
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net of refund	$12,981	$14,339
Operating leases	$9,201	$7,185
Supplemental disclosure of non-cash activities:
Lease assets obtained in exchange for new operating lease liabilities	$6,096	$7,180

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales, cost of sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Net sales	2025	2024	2025	2024
REVOLVE	$254,646	$243,421	$777,462	$718,545
FWRD	40,985	39,725	123,849	117,638
Total	$295,631	$283,146	$901,311	$836,183

Cost of sales
REVOLVE	$111,540	$111,945	$345,631	$321,502
FWRD	22,575	26,334	72,816	75,706
Total	$134,115	$138,279	$418,447	$397,208

Gross profit
REVOLVE	$143,106	$131,476	$431,831	$397,043
FWRD	18,410	13,391	51,033	41,932
Total	$161,516	$144,867	$482,864	$438,975

The following table lists net sales by geographic area (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
United States	$231,424	$222,650	$712,290	$666,840
Rest of the world	64,207	60,496	189,021	169,343
Total	$295,631	$283,146	$901,311	$836,183

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands, except average order value and percentages)
Gross margin	54.6%	51.2%	53.6%	52.5%
Adjusted EBITDA	$25,347	$17,503	$67,533	$51,244
Free cash flow	$6,627	$6,171	$59,038	$16,174
Active customers	2,747	2,628	2,747	2,628
Total orders placed	2,300	2,200	7,032	6,694
Average order value	$306	$303	$300	$303

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three and nine months ended September 30, 2025 and 2024 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Net income	$21,179	$10,751	$42,596	$37,001
Excluding:
Other income, net	(7,310)	(192)	(5,290)	(9,784)
Provision for income taxes	7,122	3,694	16,376	12,799
Depreciation and amortization	1,007	983	3,395	3,501
Equity-based compensation	2,357	2,098	7,414	6,751
Transaction costs(1)	—	169	900	494
Non-routine items(2)	992	—	2,142	482
Adjusted EBITDA	$25,347	$17,503	$67,533	$51,244

(1)	Includes legal and professional service fees related to potential and consummated strategic acquisitions and investments.
(2)

Non-routine items in the three and nine months ended September 30, 2025 primarily represent an accrual for certain pending legal matters. Non-routine items in the nine months ended September 30, 2024 represent an accrual and a charge for a previously disclosed and settled matter related to non-routine import and export fees.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three and nine months ended September 30, 2025 and 2024 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in thousands)
Net cash provided by operating activities	$11,818	$9,052	$69,583	$22,774
Purchases of property and equipment	(4,320)	(1,037)	(8,306)	(3,819)
Purchases of rental product, net of proceeds from the sale of rental product	(871)	(1,844)	(2,239)	(2,781)
Free cash flow	$6,627	$6,171	$59,038	$16,174
Net cash used in investing activities	$(5,191)	$(2,881)	$(12,202)	$(7,027)
Net cash provided by (used in) financing activities	$215	$(936)	$(1,883)	$(10,986)